Exhibit 6.3

Escrow Services Agreement – Fig Publishing, Inc.

This Escrow Services Agreement (this “Agreement”) is made and entered into as of May 16, 2021 by and between Prime Trust, LLC (“Prime Trust” or “Escrow Agent”) and Fig Publishing, Inc. (“Issuer”, and together with Escrow Agent, the “Parties”).

Recitals

WHEREAS, the Issuer proposes to offer for sale and sell securities, specifically Series Flatiron Interests, Regulation A+, to prospective investors (“Subscribers”), as disclosed in its offering materials, in a registered offering pursuant to the Securities Act of 1933, as amended, or exemption from registration (i.e. Regulation A+, D or S) (the “Offering”), the equity, debt or other securities of the Issuer (the “Securities”) in the amount of at least $1,000 (the “Minimum Amount of the Offering”) and up to the maximum amount of $15,000,000 (the “Maximum Amount of the Offering”);

WHEREAS, Issuer desires to establish an Escrow Account (as defined below) in which funds received from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement; and

WHEREAS, Prime Trust is a trust company chartered and regulated by the Nevada Financial Institutions Division and agrees to serve as third-party escrow agent for the Offering, subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties hereto hereby agree as follows:

1.	Establishment of Escrow Account. Beginning at commencement of the Offering, Escrow Agent shall (i) maintain funds or other forms of consideration (“funds”) in the name of the Escrow Agent, in a segregated bank account, or equivalent account if funds are not fiat, established for the benefit of the persons entitled thereto, whether Subscribers or the Issuer, and (ii) promptly transmit or return the funds to the persons entitled to such funds in accordance with the terms of this Agreement (the “Escrow Account”). For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

2.	Escrow Period. Issuer shall notify Escrow Agent with the date of the commencement of the Offering (the “Effective Date”). The Escrow Period shall begin on the Effective Date and shall terminate in whole or in part upon the earlier to occur of the following (“Escrow Period”):

a.	The date upon which subscription amounts for the Maximum Amount of the Offering have been deposited and cleared in the Escrow Account and the Issuer has instructed the closing on those funds and the drawn down of such Funds for use as described in the Offering’s materials (the “Offering Statement”) provided the Issuer may instruct the Escrow Agent to increase the Maximum Amount of the Offering at any time; or

b.	August 26, 2021 unless the Offering Period is amended (whether by an extension or a reduction of such Offering Period) by instruction from the Issuer to the Escrow Agent; or

c.	The date upon which a determination is made by Issuer to terminate the Offering prior to closing; or

d.	Escrow Agent’s exercise of the termination rights specified in Section 9(c).

During the Escrow Period, the Parties agree that (i) Escrow Account and funds therein will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until Issuer has closed upon the funds in the method and manner described in the Issuer’s offering documents. Prime Trust will return the Funds held in escrow to each subscriber to the Offering on a pro-rata basis if any remain upon the second anniversary of the final close of the Offering as described in the Offering Statement.

3.	Deposits into the Escrow Account. All Subscribers will be directed by the Issuer to transmit their data via Escrow Agent’s technology systems (not manually) and send funds directly to Escrow Agent as the “qualified third party” that has agreed to hold the funds for the benefit of Subscribers and Issuer. All Subscribers will transfer funds directly to Escrow Agent (with checks, if any, made payable to Prime Trust, LLC) for deposit into the Escrow Account. For each Subscriber which has established a custodial account with Escrow Agent, such Subscribers will be directed by the Issuer to transmit their data via Escrow Agent’s technology systems (not manually) and Escrow Agent as the “qualified third party” that has agreed to hold the funds for the benefit of Subscribers and Issuer upon direction by the Issuer shall withdraw funds from such custodial accounts. In the event such custodial account has insufficient funds to complete the Escrow Agent shall prompt the Subscriber to provide the necessary funds before depositing funds into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system, shall hold such funds, and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All funds so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account or other Prime Trust account. Issuer shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder.

Funds Hold — clearing, settlement and risk management policy: All Parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit

* ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection, in making an effort to provide flexibility to Issuer, Escrow Agent will agree to post funds as cleared starting 10 calendar days after receipt. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled pursuant to Federal regulations.

* Funds held in Escrow Agent’s custodial account — 24 hours after receipt of instructions to pull such funds provided such funds have cleared Escrow Agent’s system, otherwise variable.

* Other forms of consideration as mutually agreed to by the Parties — at the discretion of Escrow Agent, but not to exceed 10 days after deposit.

Notwithstanding the foregoing, cleared funds remain subject to reasonable internal compliance review in accordance with internal procedures and applicable rules and regulations. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent in its sole and absolute discretion deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive instructions from the Issuer to release some or all of the funds to the Issuer from the Escrow Account on or prior to the termination of the Escrow Period, Escrow Agent shall terminate escrow and make a full and prompt return of cleared funds in the Escrow Account so that refunds are made to each Subscriber. In the event Escrow Agent receives cleared funds at or in excess of the Minimum Amount of the Offering Amount prior to the termination of the Escrow Period and receives instruction from Issuer (generally via notification in the application programming interface (“API”), pursuant to those instructions and the terms of this Agreement, disburse such funds. Issuer acknowledges that there is up to a three (3) business day processing time once Escrow Agent has received notification to release funds from the Escrow Account to the Issuer. Escrow Agent is hereby directed to remit funds due to Issuer, service providers or third party beneficiaries identified by Issuer, from the Escrow Account, as directed by Issuer directly to the appropriate parties, if any, to which they are due, and Escrow Agent is entitled to rely upon such instructions without further verification or approval. Furthermore, Issuer hereby irrevocably authorizes Prime Trust to deduct any and all fees for its services, from Issuers funds on account as a non-exclusive remedy for collecting fees for its services.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow online ledgers maintained by Escrow Agent and accessible via our technology systems (via API or dashboard). Any and all Escrow Administration Fees paid by Issuer, including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled, provided, however, the Escrow Agent will use commercially reasonable efforts to not charge any amounts with respect to subscriptions to the extent such subscriptions are cancelled and then recommitted (in an identical amount) during the Escrow Period. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve any other Parties to this Agreement in any such disputes.

6.	Escrow Account Balances. No interest shall be paid to Issuer or Subscribers on the balances constituting funds from the Offering in the Escrow Account or in Issuers custodial account.

7.	Escrow Administration Fees, Compensation to Escrow Agent. Issuer will pay the Escrow Administration Fees to Escrow Agent set forth in Schedule A-I (for offerings under Regulation A+) and A-II (for offerings under Regulation D and or S) hereto. All fees and charges, if not paid by Issuer or an agent of Issuer may be made via either ACH payment in accordance with the information on file with Escrow Agent or, alternatively, deducted from funds due to Issuer at any close of escrow. At no time will any Subscriber be charged fees by the Escrow Agent. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or Escrow Agent shall be paid out of or chargeable to any Subscriber owned principal invested funds on deposit in the Escrow Account prior to closing.

8.	Representations and Warranties. Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a Party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a Party or any of its property is subject.

d.	The Form C shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No Party other than the Parties hereto has, or shall have, any lien, claim or security interest in the funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Unless otherwise disclosed to Escrow Agent1 and approved by Escrow Agent as an “enhanced offering”, such approval to be at the Escrow Agent’s sole discretion, its business activities are in no way related to cannabis, gambling, adult entertainment, or firearms.

h.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

i.	All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Issuer may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

c.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer. Issuer will reasonably promptly appoint a successor escrow agent. Without limiting the generality of the foregoing, Escrow Agent may terminate this Agreement and thereby unilaterally resign under the circumstances specified in Section 15. Until a successor escrow agent accepts appointment or until another disposition of the subject matter causing the Escrow Agent’s resignation has been agreed upon by the Parties, following such resignation notice, Escrow Agent will continue to perform its obligations under Sections 1, 2, 3, 4 and 5 (unless otherwise advised by independent legal counsel that continuing such services could result in regulatory liability) of this Agreement and use commercially reasonable steps to assist the Issuer in the transfer of the Escrow Account to a successor escrow agent.

Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, Sections 3, 4, 5, 9, 10, 11, 12, 13, 14, 15, and 16 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination.

d.	Post termination services. In the event Issuer wishes to retain certain funds, due to such Issuer, in the Escrow Account in order to maintain compliance with the terms of the Securities issued in the Offering, Issuer, and Prime Trust shall enter into the Post-Offering Escrow Trust Agreement.

10.	Applicable Law, Venue, Arbitration, and Attorney’s Fees. This Agreement is governed by and will be interpreted and enforced in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of arbitration shall be Clark County, Nevada. The Parties each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any dispute among the Parties, the prevailing Party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

1 By timely e-mailing compliance@primetrust.com prior to the start of the Escrow Period.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions of Issuer or Subscribers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any Party thereto or any other Party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. The Escrow Agent shall not be called upon to advise any Party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any Party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel.

12.	Liability. Escrow Agent and Issuer shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by such Party, except in the case of willful misconduct or gross negligence, in each case, as determined by an arbitrator pursuant to Section 10. Escrow Agent and Issuer shall not have responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Escrow Account or any part thereof or to file any financing statement under the Uniform Commercial Code. Escrow Agent’s entire liability in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer. Without limiting the generality of the foregoing, Escrow Agent shall not be liable for consequential, incidental, special or exemplary damages arising or regarding the transactions and services contemplated hereby, regardless of whether Escrow Agent has been advised of the likelihood of such loss or damages and regardless of the form of action. Any liability arising under this Agreement shall be several and not joint.

13.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent, including Escrow Agents’ affiliates, directors, employees, service providers, officers, agents, partners and third-party service providers (collectively, the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third-party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as authorities may apply to or against Issuer, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) that result from the willful misconduct or gross negligence of the Indemnified Parties, as determined by an arbitrator pursuant to Section 10. This indemnity shall also include, but is not limited to, all expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent. This Section 13 will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

14.	Entire Agreement and Force Majeure. This Agreement contains the entire agreement between Issuer, and Escrow Agent regarding the Escrow Account. No Party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

15.	Changes. Escrow Agent may, at its sole discretion, reasonably comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement and/or the Escrow Account to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer may reasonably expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all Parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

16.	Waivers. No waiver by any Party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any Party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

17.	Notices.

a.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

i.	in person, by post or fax; or

ii.	by e-mail.

b.	Such communications shall be addressed as follows: To Escrow Agent:

Prime Trust

Attn. Escrow Department

330 S. Rampart, Suite 260

Summerlin, NV 89145

escrow@primetrust.com

To Issuer:

Fig Publishing, Inc.

335 Madison Avenue, 16th Floor

New York, NY 10017

legal@fig.co

c.	Any Party may change their notice or email address by giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all Parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the Parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated in Prime Trusts systems, directly by the Party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the Parties. If any such electronically- sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the Parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, including statements, and if such documents are desired then that Party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or dashboard reports and maintaining such physical records in any manner or form that they desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

18.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing Party to the same extent as an original executed version hereof.

19.	Severability. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall in good faith modify or substitute such provision consistent with the original intent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Fig Publishing, Inc., as Issuer

By:	/s/Chuck Pettid
Name:	Chuck Pettid
Title:	President

Prime Trust LLC, as Escrow Agent

By:	/s/ Scott Purcell
Name:	Scott Purcell
Title:	President and Chief Trust Officer

[Signature Page to Escrow Services Agreement]